Exhibit 10.2

LOAN AGREEMENT

between

Jupili Investment SA

Urbanizacion Marbella, 53rd E Street

MMG Tower, 16th Floor

Panama City, Republic of Panama

(hereinafter referred to as the “Lender”)

and

Raptor Pharmaceuticals Corp.

9 Commercial Blvd. Suite 200

Novato, CA 94949

U.S.A.

(hereinafter referred to as the “Borrower”)

The Lender grants to the Borrower a credit line in the amount of

USD 5,000,000.00 (in words: five million US Dollars)

on the following terms and conditions:

Tenor, interest maturity, repayments

At the request and for the account of the Borrower, the Lender has made available the above-mentioned loan on the terms and conditions stated below. Borrower may draw on the credit line in whole or in part and from time to time during the term hereof.

The Borrower shall pay interest on the loan amount used at a rate of 10% (in words: ten percent) per annum as from the date of disbursement.

Interest shall be payable on April 1, 2008 in full.

The term of the loan shall end, and the principal and interest hereunder shall be due, on April 1, 2008 or extend by agreement of both parties.

The Borrower is entitled to repay this loan without penalty before the date stated above totally or partially-principal and interest under condition that the Lender will receive in written notice five working days prior to the value date.

In lieu of payment in US Dollars, at the option of the Lender the repayment of the loan (principal & interest) might be in common stock of Raptor Pharmaceuticals Corp. at a discount of 10% of the closing bid price of the stock as quoted on the NASD Over the Counter Bulletin Board or the closing sales price on any U.S. stock exchange or quotation system through which the shares of the Borrower are sold as of the trading day immediately preceding the repayment date, but no lower than USD 0.60 (in words: sixty cents) per share deliverable in physical form in the name of and to the address of the Lender.

Default

The loan, together with accrued interest, will become due and payable immediately in the event of nonpayment of all or only part of principal and/or interest on due date, or through failure of the Borrower to comply which the terms of this loan or if the Borrower should be subject to enforcement proceedings or liquidation or arrangement procedures or have a receiver appointed for any of his assets.

Finder’s fee

Upon signature of this agreement the Borrower grants to the Lender a finders fee of 200,000 shares of common stock of Raptor Pharmaceuticals Corp. deliverable in physical form in the name of and to the address of the Lender.

Expenses

All stamp duty and other fiscal charges, if any, payable in respect of this loan or any payments made hereunder and all legal and other expenses incurred by or in connection with this loan shall be for account of the Borrower, provided that any expense incurred by Lender in excess of USD 15,000 (in words: fifteen thousand US Dollars), in the aggregate, shall only be paid by Borrower if Borrower has given its prior written approval of such expense prior to its incurrence.

Warranty

The Borrower warrants that all necessary approvals, if any, have been obtained and that this agreement is legally binding and an enforceable obligation.

Law and forum selected

This agreement shall be governed and construed according to the laws of Switzerland. Place of jurisdiction is Switzerland.

Effectiveness

This agreement shall become effective upon the receipt of one original copy of this loan agreement by each party.

Confidentiality

The Borrower keeps this agreement strictly confidential and is not allowed to disclose the name of the Lender without the Lenders prior written approval. Notwithstanding the foregoing, Borrower may disclose the terms and conditions of this agreement without consent (i) to advisors, investors, partners and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body; (iii) as otherwise required or advisable under law; (iv) in confidence to legal counsel of Borrower; (v) in connection with the enforcement of this agreement or rights under this agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the U.S. Securities and Exchange Commission; provided that in the case of a disclosure pursuant to subparagraphs (iii), or (vii) above, Borrower shall give Lender reasonable advance notice of such disclosure (to the extent possible) and a copy of the proposed disclosure and shall consider in good faith any comments provided by Lender within two (2) business days of Borrower receiving the proposed disclosure.

Restricted Shares

The Lender understands that any shares issued by Borrower to Lender under this agreement shall be characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that, under such laws and applicable regulations, such shares may be resold without registration under the Securities Act of 1933 only in certain limited circumstances.

Amendments

Any amendments and modifications to this agreement shall be made in writing.

Panama City, September 12, 2007

/s/ Jose E. Silva /s/ Dianeth De Ospino	/s/ Kim R. Tsuchimoto
Jupili Investment SA	Raptor Pharmaceuticals Corp.
(“the Lender”)	(“the Borrower”)